AMENDMENT
                                       TO
                          EXPENSE LIMITATION AGREEMENT

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT (the "Amendment") is made as of this 15th day of October, 2009 by and between Westwood Management Corp. (the "Adviser") and The Advisors' Inner Circle Fund (the "Trust"), on behalf of the WHG LargeCap Value Fund (the "Fund").

WHEREAS, the Adviser and the Trust have entered into an Expense Limitation Agreement dated August 12, 2008 with respect to following: the Institutional and Class A Shares of the WHG LargeCap Value Fund; the Institutional and Class A Shares of the WHG Income Opportunity Fund; and the Institutional Shares of the WHG SMidCap Fund, WHG Small Cap Value Fund, WHG Balanced Fund and WHG All Cap Value Fund (the "Agreement");

WHEREAS, the Trust with respect to the Fund has entered into an Agreement and Plan of Reorganization (the "Plan") with the Philadelphia Fund, Inc. providing for the Reorganization (as defined in the Plan) of the Philadelphia Fund, Inc. into the Fund;

WHEREAS, pursuant to Paragraph 5.12 of the Plan, the Adviser has agreed to limit the annual fund operating expenses of the Institutional Shares of the Fund after the Reorganization to no greater than 1.00% in accordance with the terms of the Agreement for a period from the Closing Date (as defined in the Plan) until the second anniversary of the Closing (as defined in the Plan);

WHEREAS, the Trust and the Adviser wish to amend the Agreement with respect to the Institutional Shares of the Fund to conform the term of the expense limitation arrangement to the term set forth in the Plan.

NOW THEREFORE, the parties hereto agree as follows:

     1. With respect to the Institutional Shares of the Fund, that Section 3 of the Agreement be amended, effective as of the Closing Date, such that the Agreement shall continue for a term from the Closing Date of the Reorganization to the second anniversary of the Closing of the Reorganization.

     2. On the second anniversary of the Closing of the Reorganization, this Amendment shall expire and the Agreement, as in effect immediately prior to this Amendment, shall continue in full force and effect thereafter.

     3. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


THE ADVISORS INNER CIRCLE FUND,
on behalf of the WHG LargeCap Value Fund

/s/ Joseph Gallo
----------------------------
Joseph Gallo
Vice President and Secretary


WESTWOOD MANAGEMENT CORP.

/s/ Brian O. Casey
----------------------------
Brian O. Casey
President